Exhibit 99.2

Media Contact	Investor Contact
Ed Steadham 203-578-2287	Terry Mangan 203-578-2318
esteadham@websterbank.com	tmangan@websterbank.com

Webster Completes Earnings Optimization Program

WATERBURY, Conn., June 24, 2008 — Webster Financial Corporation (NYSE: WBS) today announced the results of its comprehensive revenue enhancement and cost reduction initiative, called the “OneWebster” initiative. Webster expects to increase annual pre-tax earnings by $50 million within two years through actions that will save approximately $40 million in costs and achieve an additional $10 million in incremental revenue growth on an annual run-rate basis compared with 2007 as a result of this initiative.

The initiative begun in January 2008 is an ongoing, company-wide review of business practices designed to enhance the customer experience and improve the company’s overall operating efficiency. Most of the plan will be executed during the next six to nine months, and the plan will be fully implemented in 24 months. Webster foresees reducing its efficiency ratio to 60 percent in the fourth quarter of 2008 with sustainable improvements in 2009 and beyond.

“Webster people took a careful look at all of our processes and activities through the eyes of our customers and were able to identify significant opportunities to reduce expenses and enhance revenue growth opportunities,” said Webster Chairman and CEO James C. Smith. “These steps will improve our operating leverage consistent with our ‘We Find a Way’ approach to customer experience, making Webster a better, more efficient bank.”

Webster plans to achieve the $40 million in cost savings by streamlining processes that will reduce headcount and by instituting other efficiency initiatives. About 240 positions will be eliminated, with more than half to be achieved through attrition and elimination of open positions. Webster will incur severance and other related charges of approximately $3.1 million in conjunction with these position eliminations, of which approximately $2.6 million will be recorded in the second quarter of 2008. In addition, Webster expects to incur approximately $10 million in other implementation costs, of which approximately $5 million will be recorded in the second quarter of 2008.

With these changes, Webster expects to meet its efficiency ratio target while improving its ability to deliver top quality customer service, reduce transaction times and make banking easier for Webster customers.

During the past few months, more than 200 Webster people analyzed more than 3,000 specific, employee-identified recommendations to streamline operations and improve responsiveness. The employee project teams scrutinized every area of the company while maintaining Webster’s commitments to its customers. Examples include:

•	Investing in customer service system enhancements;

•	Adding staff in high-growth lines of business;

•	Strategic procurement processes to leverage vendor relationships;

•	Streamlining processes to speed customer service; and

•	Utilizing best practices to achieve lower unit costs.

The large majority of Webster people will continue in their current or comparable assignments or will be reassigned to new jobs. Smith stated that while it is difficult to make decisions that will lead to job losses, Webster’s obligation to serve its customers and shareholders better requires greater efficiency. Affected employees will have the full support of Webster’s severance plan with outplacement services to help their transition, and Webster will consider them for future employment as the bank creates job opportunities in the future. Smith said: “One of the major successes of this effort was our ability to realize efficiencies equal to ten percent of our cost base while 97 percent of our employees remain minimally impacted.”

Webster intends to provide additional information regarding OneWebster at or before its July 22 second quarter earnings announcement.

Webster managed its OneWebster program with the assistance of Harvest Earnings Group, LLC. Harvest Earnings specializes in earnings programs that place an emphasis on internally led idea generation and evaluation.

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Webster Financial Corporation is the holding company for Webster Bank, National Association. With $17.2 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 181 banking offices, 484 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.WebsterOnline.com.

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Forward-looking Statements

Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.